Bank of South Carolina 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bank of South Carolina Corporation

We consent to the incorporation by reference in Registration Statement on Form S-3 of our report dated March 10, 2014, relating to our audit of the consolidated balance sheet of Bank of South Carolina Corporation and Subsidiary as of December 31, 2013 and related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the year then ended, which report appears in the December 31, 2013 Annual Report on Form 10-K and to the reference to our Firm under the heading “Experts” in the Registration Statement.

Charleston, South Carolina

March 10, 2014